Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-151579, 333-132234, 333-82430 and 333-82432 of MedCath Corporation on Form S-8 of our report dated December 14, 2009 related to the financial statements of Heart Hospital of South Dakota, LLC appearing in this Annual Report on Form 10-K of MedCath Corporation for the year ended September 30, 2009.
DELOITTE & TOUCHE LLP
Charlotte, North Carolina
December 14, 2009